EXHIBIT 10.11

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into and dated as of the 23st day of July 2008, by and among Xtreme Oil & Gas, Inc., a Washington corporation ("Xtreme"), and Knight Enterprises, Inc., a Nevada corporation, (the "Seller") (each of Xtreme and the Seller is individually referred to herein as a "Party" and collectively both as the "Parties") and is made in light of the following recitals which are a material part hereof:

a.
The Seller owns 100,000 shares of common stock (the "Seller Shares") in Small Cap Strategies, Inc., a Nevada corporation ("SMCA") which SMCA is a fully reporting company under the Securities Exchange Act of 1934 (the "1934 Act") which has elected to be governed as a business development company under the Investment Company Act of 1940 (the "1940 Act") and whose stock is listed on the OTC Bulletin Board listing service under the symbol SMCA.ob.

b.	The common stock of Xtreme is presently listed for sale as a non-reporting "grey-sheet" company under the symbol XTOG.pk.

c.	The Parties now desire that the proposed transaction close in accordance with this Agreement and in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties hereto, the Parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE SELLER SHARES

1.1
Purchase and Sale of the Seller Shares. Subject to the terms and conditions contained, and in further of the intent of the parties, Xtreme purchase from Seller, and Seller shall sell, assign, transfer and deliver to Xtreme, herewith unencumbered title to 100,000 shares, free and clear of all liens or claims (in exchange for the "Purchase Price" defined below. The Seller shall deliver the Seller Shares in the name of Xtreme or in such other name, which together with its irrevocable letter of direction and stock powers executed under "medallion" guarantee as will allow immediate and irrevocable transfer to Xtreme or nominees of Xtreme, and Xtreme shall deliver the Purchase Price together with such bill of sale and receipt as the Seller deems necessary.

1.2
Closing Date. The closing date (the "Closing Date") shall be July 24, 2008 on or before 5:00pm provided the conditions precedent have been met but the Closing Date may be extended to the date next following the date on which such conditions precedent have been met but in no event later than July 25, 2008. The closing of this transaction (the "Closing") shall be held at the offices of James A. Reskin & Associates, counsel for Xtreme, located at 520 South Fourth Avenue, Suite 400, Louisville, Kentucky and may be closed by electronic communications and confirmations between the Parties.

1.3
Purchase Price. The Purchase Price for the sale and purchase of the Seller Shares shall be the following: Xtreme shall deliver to the Seller 150,000 shares of stock in Xtreme which will be issued to Seller without regard to price, protection or rights or options.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF XTREME

In order to induce the Seller to enter into this Agreement and the transactions contemplated hereby, Xtreme hereby represents and warrants that each of the following statements is true and accurate in all respects.

2.1
Corporate Authority. Xtreme has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All actions on the part of Xtreme necessary for the authorization, execution, delivery and performance of all obligations of Xtreme under this Agreement have been taken. The execution, delivery and performance by Xtreme of this Agreement have been duly authorized by all requisite corporate action, and this Agreement constitutes a valid and binding obligation of Xtreme.

2.2	Due Execution. This Agreement has been duly executed and delivered by Xtreme, and this Agreement constitutes the valid and binding obligation of Xtreme, enforceable in accordance with its terms.

2.3
No Violation. Xtreme is not subject to or bound by any provision of (i) its organizational documents, (ii) any law, statute, rule, regulation or judicial or administrative decision, (iii) any mortgage, deed of Seller, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, Seller, custodianship, or other restriction, or (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, which would prevent or be violated by the execution, delivery or performance by Xtreme of this Agreement or the consummation of the transactions contemplated hereby, or under which there would be a default, as a result of the execution, delivery or performance by Xtreme of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval, authorization, declaration or filing is required for the valid execution, delivery and performance by Xtreme of this Agreement and the consummation of the transactions contemplated hereby.

2.4
Litigation, etc. To the knowledge of Xtreme, there are no civil, criminal or administrative actions, claims, lawsuits, litigation, hearings, notices of violation or proceedings pending or injunctions or decrees of any court or governmental body issued or, to the knowledge of Xtreme, threatened ("Actions") which involves the transactions contemplated by this Agreement, nor is there any state of facts or occurrence of any event which might give rise to any such Actions.

2.5
Acceptance of Seller Shares. Xtreme will accept the Seller Shares subject to matters pertaining to the sale of securities generally including but not limited to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any state statute, rule, or regulation relating to the sale of securities (collectively, "Securities Laws") and therefore subject to such legends as required by the various Securities Laws and agrees that Xtreme will acquire the Seller Shares (i) as accredited investor, able, knowledgeable about such investments and willing to assume the risks of acquiring the Seller Shares; (ii) for investment and not with a view to the sale or other distribution thereof; and (iii) will not at any time sell, exchange, transfer, or otherwise dispose of the Seller Shares under circumstances that would constitute a violation of the Securities Laws.

2.6	Status of Xtreme. As of the Closing date, there will be no more 18,000,000 shares of Xtreme Stock outstanding.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

In order to induce Xtreme to enter into this Agreement and the transactions contemplated hereby, the Seller hereby represents and warrants that the following statements are true and accurate in all respects.

3.1
Corporate Authority. The Seller has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All action on the part of the Seller necessary for the authorization, execution, delivery and performance of all obligations of the Seller under this Agreement has been taken. The execution, delivery and performance by the Seller of this Agreement have been duly authorized by all requisite corporate action.

3.2	Due Execution. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes the valid and binding obligation of the Seller.

3.3
No Violation. The Seller is not subject to or bound by any provision of (i) its organizational documents, (ii) any law, statute, rule, regulation or judicial or administrative decision, (iii) any mortgage, deed of Seller, lease, note, shareholders' agreement, bond, indenture, other instrument or agreement, license, permit, Seller, custodianship, or other restriction, or (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, which would prevent or be violated by the execution, delivery or performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby, or under which there would be a &fault, as a result of the execution, delivery or performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby. No consent, approval, authorization, declaration or filing is required for the valid execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.4
Litigation, etc. To the knowledge of the Seller, there are no Actions (as defined above) relating to the Seller which involves the transactions contemplated by this Agreement, nor is there any state of facts or occurrence of any event which might give rise to any such Actions.

3.5
 Status of the Seller Shares. As of the Closing date, the Seller Shares are authorized to be issued and fully-paid and non-assessable and there will be no adverse claims affecting the Seller Shares, there are no notations of any adverse claims marked on the certificates for the Seller Shares, and, Xtreme will acquire the Seller Shares free and clear of any security interests, mortgage, adverse claims, liens, or encumbrances of any nature or description whatsoever, subject only to the Securities Laws.

ARTICLE 4
CONDITIONS AND COVENANTS

4.1
Conditions Precedent to Xtreme's Obligations. Xtreme's obligation to purchase the Seller Shares and Xtreme' obligation to take the other actions required to be taken by Xtreme at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a)       Representations and Warranties. The representations and warranties contained in Article 3 shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date);

(b)       Delivery of Seller Shares. The Seller shall have endorsed over or otherwise arranged for delivery of the Seller Shares in the manner provided and physically delivered the Seller Shares to Xtreme or its counsel for delivery to the transfer agent for further delivery to Xtreme following closing;

(c)       Resolutions of Seller. The Seller shall have delivered to Xtreme an irrevocable ordinary resolution of the Seller approving the transactions contemplated in this Agreement; and

(d)       No Injunction, etc. There shall have been no Action that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement.

4.2
Conditions Precedent to Seller' Obligations. Seller' obligation to deliver the Seller Shares and to take the other actions required to be taken by Seller at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties contained in Article 2 shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case as of such earlier date);

(b) Resolutions of Xtreme. Xtreme shall have delivered to Seller an irrevocable ordinary resolution of the Board of Directors of Xtreme approving the transactions contemplated in this Agreement; and

(c) No Injunction, etc. There shall have been no Action that restrains or prohibits the consummation of any of the transactions contemplated by this Agreement.

4.3
Post-Closing Covenants of Xtreme and the Seller. Each of Xtreme and the Seller shall use all reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable

ARTICLE 5
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS;
INDEMNIFICATION

5.1
Survival of Representations, Warranties and Covenants. The representations, warranties and covenants contained in this Agreement shall survive the Closing Date until the expiration of the applicable statute of limitations.

5.2
Indemnification by Xtreme. Xtreme hereby agree to defend, indemnify and hold harmless the Seller from and against any and all losses, liabilities, damages, assessments, claims, judgments, costs and expenses, including reasonable attorneys' fees ("Losses"), which may be incurred by the Seller as a result of any breach by Xtreme of any agreement, covenant, representation or warranty set forth in this Agreement.

5.3
Indemnification by the Seller. The Seller hereby agrees to defend, indemnify and hold harmless Xtreme from and against any and all Losses as defined above which may be incurred by Xtreme as a result of any breach by the Seller of any agreement, covenant, representation or warranty set forth in this Agreement.

ARTICLE 6
MISCELLANEOUS

6.1	Expenses. Each of the Parties shall bear its own expenses in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.2	Interpretation. All references herein to dollars shall be to U.S. dollars.

6.3
Confidentiality; Public Announcements. None of the Parties, nor any of their respective affiliates, shareholders, directors, officers, employees, agents, attorneys or other representatives of any kind, shall make any public disclosure of or about the existence of this Agreement or the transactions contemplated hereby except upon the prior written approval of the other Party. All of such information shall be treated as strictly confidential. Public announcement of the consummation of the transactions contemplated hereby shall be made, if at all, only with the prior written consent of the other Parties, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the Parties may release any information necessary to comply with applicable Securities Laws, stock exchange rules, regulations or court orders.

6.4
Further Assurances. From time to time after the Closing Date, each of the Parties shall upon the request of any other Party execute and deliver such other documents and instruments, and take such other actions, as may be reasonably required to carry out or evidence the transactions contemplated hereby.

6.5
Waiver. Any failure of Xtreme to comply with any of its obligations or agreements herein contained may be waived only in a writing executed by the Seller. Any failure of the Seller to comply with its obligations or agreements herein contained may be waived only in a writing executed by Xtreme.

6.6
Notices. All notices and other communications provided for hereunder shall be in writing, shall specifically refer to this Agreement, shall be addressed to the receiving Party's address set forth below or to such other address as a Party may designate by notice hereunder, and shall be deemed to have been sufficiently given for all purposes if (i) mailed by first class certified or registered mail, postage prepaid, (ii) sent by nationally recognized overnight courier for next business day delivery, (iii) personally delivered, or (iv) made by facsimile transmission with confirmed receipt.

If to Xtreme:

Xtreme Oil & Gas, Inc.
14683 Midway Road, Suite 150 Addison, TX 75001
Attn: Willard G. McAndrew III

If to Seller

Kinght Enterprises Inc.
Bryce Knight
3651 Lindell Road, Suite D #145 Las Vegas NV 89103

6.7	Governing Law; Submission to Jurisdiction.

(a)       This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to the conflict of law principles thereof.

(b)       Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County and State of Texas, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.5 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.8
Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Time is of the essence as to performance of each of the terms hereof.

6.9
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by telecopy or facsimile and any execution in such manner shall be deemed an original. Delivery of a copy of this Agreement by electronic image with an indication of a signature and intent clearly indicated affirming such signature as binding shall constitute delivery of an executed document.

6.10	Captions and Headings. The captions and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.11
Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the Parties with respect to such subject matter.

6.12
Severability. If any provision of this Agreement shall be invalid or unenforceable, the other provisions of this Agreement shall continue in full force, and the validity and enforceability of such other provisions shall not be adversely affected.

6.13	Amendment and Modification. This Agreement may be amended and modified only by written agreement of all of the Parties hereto.

6.14
Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any Party hereto without the prior written consent of the other Parties hereto, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

6.15
No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto. No Party may assign its rights hereunder or delegate its obligations hereunder to any other person or entity without the express prior written consent of the other Parties. All covenants and agreements contained in this Agreement by or on behalf of any of the Parties hereto shall bind and inure to the benefit of said Party and its respective heirs, personal representatives, successors, and assigns, whether so expressed or not.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

XTREME OIL & GAS, INC.

By:	/s/ Willard G. McAndrew, III
Name:	Willard G. McAndrew, III
Chief Executive Officer

KNIGHT ENTERPRISES, INC.

By:	/s/ Bryce Knight
Name:	Bryce Knight, President